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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.     1      )*
                                              ----------


                             ASCENT PEDIATRICS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.00004 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00004362X1
                      ------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 19 pages

--------------------------                            --------------------------
 CUSIP NO.  00004362X1                 13G             PAGE    2   OF   19
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Fund II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Partnership
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   424,063 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     424,063 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      424,063 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                               Page 2 of 19 pages

--------------------------                            --------------------------
 CUSIP NO.  00004362X1                 13G             PAGE    3   OF   19
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Atlas Venture Associates II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Partnership
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   424,063 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     424,063 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      424,063 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      PN
--------------------------------------------------------------------------------


                               Page 3 of 19 pages

--------------------------                            --------------------------
 CUSIP NO.  00004362X1                 13G             PAGE    4   OF   19
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Christopher J. Spray
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United Kingdom
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   424,063 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     424,063 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      424,063 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 4 of 19 pages

--------------------------                            --------------------------
 CUSIP NO.  00004362X1                 13G             PAGE    5   OF   19
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Barry Fidelman
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   424,063 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     424,063 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      424,063 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 5 of 19 pages

--------------------------                            --------------------------
 CUSIP NO.  00004362X1                 13G             PAGE    6   OF   19
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Allan Ferguson
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   424,063 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     424,063 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      424,063 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 6 of 19 pages

--------------------------                            --------------------------
 CUSIP NO.  00004362X1                 13G             PAGE    7   OF   19
           -------------                                     -----    ------
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jean-Francois Formela
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      France
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
                              --------------------------------------------------
           SHARES               6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY                   424,063 shares
                              --------------------------------------------------
            EACH                7    SOLE DISPOSITIVE POWER
         REPORTING
           PERSON                    0 shares
                              --------------------------------------------------
           WITH:                8    SHARED DISPOSITIVE POWER

                                     424,063 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      424,063 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      SEE INSTRUCTIONS)  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      6.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

      IN
--------------------------------------------------------------------------------


                               Page 7 of 19 pages

                                  SCHEDULE 13G

Item 1(a). NAME OF ISSUER:  Ascent Pediatrics, Inc.

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            187 Ballardvale Street, Suite B125, Wilmington, Massachusetts 01887.

Item 2(a). NAMES OF PERSONS FILING: Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Christopher J. Spray, Barry Fidelman, Allan Ferguson and Jean-Francois Formela.

            Atlas Venture Associates II, L.P. is the sole general partner of Atlas Venture Fund II, L.P. Messrs. Spray, Fidelman, Ferguson and Formela are the individual general partners of Atlas Venture Associates II, L.P.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P. and Messrs. Spray, Fidelman, Ferguson and Formela is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116.

Item 2(c). CITIZENSHIP: Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. are each a limited partnership organized under the laws of the State of Delaware. Mr. Spray is a citizen of the United Kingdom. Messrs. Fidelman and Ferguson are citizens of the United States. Mr. Formela is a citizen of France.

Item 2(d).  TITLE OF CLASS OF SECURITIES:  Common Stock, $.00004 par value.

Item 2(e).  CUSIP NUMBER:  00004362X1

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:


            Not Applicable.

Item 4.     OWNERSHIP.

      (a)   Amount Beneficially Owned:

            Each of Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 424,063 shares of Common Stock as of December 31, 1998. Each of Messrs. Spray, Fidelman, Ferguson and Formela may be deemed to own beneficially 424,063 shares of Common Stock as of December 31, 1998.

            As of December 31, 1998, Atlas Venture Fund II, L.P. is the record owner of 384,134 shares of Common Stock and warrants to purchase 39,929 shares of Common Stock (referred to collectively as the "Record Shares"). By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 424,063 shares of Common Stock. In their capacities as individual general partners of Atlas Venture Associates II, L.P., each of Messrs. Spray, Fidelman, Ferguson and Formela may be deemed to own beneficially 424,063 shares of Common Stock.


                               Page 8 of 19 pages

      (b)  Percent of Class:

           Atlas Venture Fund II, L.P.                           6.1%
           Atlas Venture Associates II, L.P.                     6.1%
           Christopher J. Spray                                  6.1%
           Barry Fidelman                                        6.1%
           Allan Ferguson                                        6.1%
           Jean-Francois Formela                                 6.1%

      The foregoing percentages are calculated based on the 6,975,921 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Ascent Pediatrics, Inc. for the Quarter Ended September 30, 1998, as adjusted pursuant to Rule 13d-3(d)(1).

      (c)  Number of shares as to which such person has:

           (i)   sole power to vote or to direct the vote:

                 0 shares for each reporting person

           (ii)  shared power to vote or to direct the vote:

                 Atlas Venture Fund II, L.P.                     424,063 shares
                 Atlas Venture Associates II, L.P.               424,063 shares
                 Christopher J. Spray                            424,063 shares
                 Barry Fidelman                                  424,063 shares
                 Allan Ferguson                                  424,063 shares
                 Jean-Francois Formela                           424,063 shares

          (iii)  sole power to dispose or to direct the disposition of:

                 0 shares for each reporting person

          (iv)   shared power to dispose or to direct the disposition of:

                 Atlas Venture Fund II, L.P.                     424,063 shares
                 Atlas Venture Associates II, L.P.               424,063 shares
                 Christopher J. Spray                            424,063 shares
                 Barry Fidelman                                  424,063 shares
                 Allan Ferguson                                  424,063 shares
                 Jean-Francois Formela                           424,063 shares

      Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of Ascent Pediatrics, Inc., except in the case of Atlas Venture Fund II, L.P. for the 424,063 shares (including warrants) which it holds of record.


                               Page 9 of 19 pages

Item  5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.

Item 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

Item 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

Item 10.    CERTIFICATIONS.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                               Page 10 of 19 pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Dated:  February 10, 1999


ATLAS VENTURE FUND II, L.P.                                  *
                                             ----------------------------------
                                             Christopher J. Spray


By: Atlas Venture Associates II, L.P.

                                                             *
                                             -----------------------------------
By:                *                         Allan Ferguson
    ---------------------------------
    Christopher J. Spray,
    General Partner

                                                             *
                                             -----------------------------------
ATLAS VENTURE ASSOCIATES II, L.P.            Barry Fidelman

By:                *                                         *
    ---------------------------------        -----------------------------------
    Christopher J. Spray,                    Jean-Francois Formela
    General Partner

* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney on file with the Securities and Exchange Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as EXHIBIT 2.

     /s/ Jeanne Larkin Henry
     --------------------------------
     Jeanne Larkin Henry
     Attorney-in-fact


                               Page 11 of 19 pages